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EXHIBIT (12)
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND                                            Sprint Corporation
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (Unaudited)

                                                             Quarters Ended                   Year-to-Date
                                                                June 30,                        June 30,
                                                     ------------------------------- -------------------------------
                                                     ------------------------------- -------------------------------
                                                           2001            2000            2001            2000
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                                                                               (millions)
Earnings
   Income (Loss) from continuing
     operations before income taxes                  $       99      $      (95)     $        22     $      (165)
   Capitalized interest                                     (44)            (49)             (88)            (83)
   Equity in net losses of less
     than 50% owned entities                                 30              44               89              76
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Subtotal                                                     85            (100)              23            (172)
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Fixed charges
   Interest charges                                         354             279              705            567
   Interest factor of operating rents                        89              79              177            159
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Total fixed charges                                         443             358              882            726
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Earnings, as adjusted                                $      528      $      258      $       905     $      554
                                                     ---------------------------------------------------------------

Ratio of earnings to fixed charges                         1.19             -(1)            1.03(2)         -(3)
                                                     ---------------------------------------------------------------

Total fixed charges                                  $      443      $      358      $       882     $      726
Pre-tax cost of preferred stock dividends                     3               2                6              5
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Total fixed charges and preferred
   stock dividends                                   $      446      $      360      $       888     $      731
                                                     ---------------------------------------------------------------

Ratio of earnings to combined fixed
   charges and preferred stock dividends                   1.18              -(1)           1.02(2)          -(3)
                                                     ---------------------------------------------------------------


(1) Earnings, as adjusted, were inadequate to cover fixed charges by $100 million in the quarter ended June 30, 2000. Earnings, as adjusted, includes nonrecurring items of $187 million for costs associated with the proposed WorldCom merger, which was terminated, and a gain on the sale of an independent directory publishing operation of $45 million. Excluding these items, the ratio of earnings to fixed charges would have been 1.12 and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.11.

(2) Earnings, as adjusted, includes a nonrecurring gain of $14 million from investment activities in the first quarter of 2001. Excluding this gain, the ratio of earnings to fixed charges would have been 1.01 and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.00.

(3) Earnings, as adjusted, were inadequate to cover fixed charges by $172 million and inadequate to cover combined fixed charges and preferred stock dividends by $177 million in the year-to-date period ending June 30, 2000. Earnings, as adjusted, includes nonrecurring items in the first quarter of 2000 of a net gain from investment activities of $26 million and a nonrecurring gain of $28 million on the sale of network infrastructure and the right to manage customers to a PCS affiliate. Earnings, as adjusted, includes nonrecurring items in the second quarter of 2000 of $187 million for costs associated with the proposed WorldCom merger, which was terminated, and a gain on the sale of an independent directory publishing operation of $45 million. Excluding these items, earnings, as adjusted, would have been inadequate to cover fixed charges by $84 million and inadequate to cover combined fixed charges and preferred stock dividends by $89 million.

Note:The ratios of earnings to fixed charges were computed by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings include income from continuing operations before taxes, plus equity in the net losses of less-than-50% owned entities, less capitalized interest. Fixed charges include interest on all debt of continuing operations, including amortization of debt issuance costs, and the interest component of operating rents. The ratios of earnings to fixed charges and preferred stock dividends were computed by dividing the sum of fixed charges and the pre-tax costs of preferred stock dividends into the sum of earnings (after certain adjustments) and fixed charges.
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